Exhibit 21

Subsidiaries of the Registrants as of February 26, 2016 (1)
State of Incorporation
Eversource Energy (a Massachusetts business trust) (2)	MA
The Connecticut Light and Power Company (2) (3)	CT
Connecticut Yankee Atomic Power Company (4)	CT
Eversource Energy Service Company	CT
Eversource Energy Transmission Ventures, Inc.	CT
Eversource Gas Transmission LLC	MA
Northern Pass Transmission LLC	NH
Renewable Properties, Inc.	NH
HWP Company	MA
North Atlantic Energy Corporation	NH
North Atlantic Energy Service Corporation	NH
Northeast Nuclear Energy Company	CT
NSTAR Electric Company (2) (3)	MA
Harbor Electric Energy Company	MA
NU Enterprises, Inc.	CT
IP Strategy LLC	DE
Northeast Generation Services Company	CT
NGS Sub, Inc.	CT
NSTAR Communications, Inc.	MA
Select Energy Contracting, Inc.	MA
Public Service Company of New Hampshire (2) (3)	NH
Properties, Inc.	NH
The Rocky River Realty Company	CT
Western Massachusetts Electric Company (2) (3)	MA
Yankee Atomic Electric Company (4)	MA
Yankee Energy System, Inc.	CT
Hopkinton LNG Corp.	MA
NSTAR Gas Company (3)	MA
Yankee Energy Financial Services Company	CT
Yankee Energy Services Company	CT
Yankee Gas Services Company (3)	CT

(1)

The names of certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary,” have been omitted in accordance with Item 601(b)(21)(ii) of Regulation S-K.

(2)

SEC Registrant.

(3)

Each of these entities is doing business as Eversource Energy.

(4)

For The Connecticut Light and Power Company, NSTAR Electric Company, Public Service Company of New Hampshire and Western Massachusetts Electric Company, investments in Connecticut Yankee Atomic Power Company and Yankee Atomic Electric Company are accounted for under the equity method.